Filed Pursuant to Rule 424(b)(3)
                           Registration No. 333-116956
                           Registration No. 333-122853


                                FEBRUARY 16, 2005

                           PROSPECTUS SUPPLEMENT NO. 1
               TO REOFFER PROSPECTUS EFFECTIVE ON AUGUST 20, 2004

                                       OF

                     INTERNATIONAL CARD ESTABLISHMENT, INC.

                                   RELATING TO

   11,160,446 SHARES OF COMMON STOCK OF INTERNATIONAL CARD ESTABLISHMENT, INC.

         This prospectus supplement supplements our reoffer prospectus effective on August 20, 2004, as amended, relating to the sale by certain selling stockholders of up to 11,160,446 shares of our common stock, including up to 7,884,878 shares issuable upon the exercise of common stock purchase warrants.

         You should read this supplement in conjunction with the prospectus. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement supersedes the information contained in the prospectus.

         The following information supplements the information contained in the prospectus at pages 34 to 38:

                              SELLING STOCKHOLDERS

         The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

         The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.


                                          Total
                    Total Shares       Percentage
                   of Common Stock      of Common         Shares of                                     Beneficial    Percentage
                    Issuable Upon        Stock,         Common Stock   Beneficial       Percentage of    Ownership     of Common
                    Conversion of       Assuming         Included in    Ownership       Common Stock     After the    Stock Owned
                    Notes and/or          Full           Prospectus    Before the       Owned Before     Offering   After Offering
      Name            Warrants        Conversion(1)                     Offering*         Offering          (2)           (2)
__________________________________________________________________________________________________________________________________
Spectra Capital          350,571           1.20%            Up to          350,571          *               --             --
Management LLC (3)                                         350,571
                                                          shares of
                                                        common stock
__________________________________________________________________________________________________________________________________
AS Capital Partners      353,571           1.21%            Up to          353,571          *               --             --
LLC (4)                                                    353,571
                                                          shares of
                                                        common stock
__________________________________________________________________________________________________________________________________
Otape Investments        428,571           1.46%            Up to          428,571          *               --             --
LLC (5)                                                    428,571
                                                          shares of
                                                        common stock
__________________________________________________________________________________________________________________________________
Paul Masters             214,286           *                Up to          214,286          *               --             --
IRA (6)                                                    214,286
                                                          shares of
                                                        common stock


__________________________________________________________________________________________________________________________________
Marketwise Trading,      857,142           2.92%            Up to          857,142          *               --             --
Inc. (7)                                                   857,142
                                                          shares of
                                                        common stock
__________________________________________________________________________________________________________________________________
Greenwich Growth         428,571           1.46%            Up to          428,571          *               --             --
Fund Limited (8)                                           428,571
                                                          shares of
                                                        common stock
__________________________________________________________________________________________________________________________________
Bridges & Pipes          857,142           2.92%            Up to          857,142          *               --             --
LLC (9)                                                    857,142
                                                          shares of
                                                        common stock
__________________________________________________________________________________________________________________________________
RHP Master Fund,       1,071,428           3.66%            Up to        1,071,428          *               --             --
Ltd. (10)                                                 1,071,428
                                                          shares of
                                                        common stock
__________________________________________________________________________________________________________________________________
Alpha Capital          1,285,713           4.39%            Up to        1,285,713          *               --             --
Aktiengesellshaft (11)                                    1,285,713
                                                          shares of
                                                        common stock
__________________________________________________________________________________________________________________________________
AJW Qualified            351,430           1.20%            Up to          351,430          *               --             --
Partners, LLC (12)                                         351,430
                                                          shares of
                                                        common stock
__________________________________________________________________________________________________________________________________
AJW Offshore,            308,572           1.05%            Up to          308,572          *               --             --
Ltd. (13)                                                  308,572
                                                          shares of
                                                        common stock
__________________________________________________________________________________________________________________________________
AJW Partners,            162,856           *                Up to          162,856          *               --             --
LLC (14)                                                   162,856
                                                          shares of
                                                        common stock
__________________________________________________________________________________________________________________________________
New Millennium            34,285           *                Up to           34,285          *               --             --
Capital Partners II,                                       34,285
Ltd. (15)                                                 shares of
                                                        common stock
__________________________________________________________________________________________________________________________________
Iroquois                 857,142           2.92%            Up to          857,142          *               --             --
Capital (16)                                               857,142
                                                          shares of
                                                        common stock
__________________________________________________________________________________________________________________________________
SRG Capital,             357,143           1.22%            Up to          357,143          *               --             --
LLC (17)                                                   357,143
                                                          shares of
                                                        common stock
__________________________________________________________________________________________________________________________________
Stonestreet Limited      833,334           2.84%            Up to          833,334          *               --             --
Partnership (18)                                           833,334
                                                          shares of
                                                        common stock
__________________________________________________________________________________________________________________________________
Whalehaven Funds         357,143           1.22%            Up to          357,143          *               --             --
Limited (19)                                               357,143
                                                          shares of
                                                        common stock


__________________________________________________________________________________________________________________________________
Bristol Investment       476,190           1.62%            Up to          476,190          *               --             --
Fund, Ltd. (20)                                            476,190
                                                          shares of
                                                        common stock
__________________________________________________________________________________________________________________________________
Professional Traders     238,095           *                Up to          238,095          *               --             --
Fund, LLC (21)                                             238,095
                                                          shares of
                                                        common stock
__________________________________________________________________________________________________________________________________
Code Blue Holdings,       75,000           *                Up to           75,000          *               --             --
Inc. (22)                                                  75,000
                                                          shares of
                                                        common stock
__________________________________________________________________________________________________________________________________
J.P. Turner &          1,262,261           4.31%            Up to        1,262,261          *               --             --
Company, LLC (23)                                         1,262,261
                                                          shares of
                                                        common stock
__________________________________________________________________________________________________________________________________

* Less than one percent.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible preferred stock is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Assumes that all securities registered will be sold.

(2) Based upon 29,307,392 shares of common stock outstanding as of February 15, 2005.

(3) Represents (i) 112,476 shares of common stock, and (ii) 238,095 shares of common stock underlying common stock purchase warrants. In accordance with rule 13d-3 under the securities exchange act of 1934, Gregory Porges may be deemed a control person of the shares owned by such entity. Spectra Capital is affiliated with a broker-dealer acquired the securities in the ordinary course of business and at the time of purchase did not have any agreement or understanding to distribute the securities.

(4) Represents (i) 115,476 shares of common stock, and (ii) 238,095 shares of common stock underlying common stock purchase warrants. In accordance with rule 13d-3 under the securities exchange act of 1934, Michael Coughlan is the control person of the shares owned by such entity and is not affiliated with a broker-dealer.

(5) Represents (i) 190,476 shares of common stock, and (ii) 238,095 shares of common stock underlying common stock purchase warrants. In accordance with rule 13d-3 under the securities exchange act of 1934, Ira M. Leventhal is the control person of the shares owned by such entity. Mr. Leventhal disclaims beneficial ownership of these shares. Otape Investments LLC is affiliated with a broker-dealer, acquired the securities in the ordinary course of business and at the time of purchase did not have any agreement or understanding to distribute the securities.

(6) Represents (i) 95,238 shares of common stock, and (ii) 119,048 shares of common stock underlying common stock purchase warrants. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Paul Masters is the control person of the shares owned by such entity. Mr. Masters is affiliated with a broker-dealer, acquired the securities in the ordinary course of business and at the time of purchase did not have any agreement or understanding to distribute the securities.

(7) Represents (i) 380,952 shares of common stock, and (ii) 476,190 shares of common stock underlying common stock purchase warrants. In accordance with rule 13d-3 under the securities exchange act of 1934, Rachel Gershen is the control person of the shares owned by such entity and is not affiliated with a broker-dealer.

(8) Represents (i) 190,476 shares of common stock, and (ii) 238,095 shares of common stock underlying common stock purchase warrants. In accordance with rule 13d-3 under the securities exchange act of 1934, Evan Schemenauer is the control person of the shares owned by such entity and is not affiliated with a broker-dealer.

(9) Represents (i) 380,952 shares of common stock, and (ii) 476,190 shares of common stock underlying common stock purchase warrants. In accordance with rule 13d-3 under the securities exchange act of 1934, David Fuchs is the control person of the shares owned by such entity and is not affiliated with a broker-dealer.

(10) Represents (i) 476,190 shares of common stock, and (ii) 595,238 shares of common stock underlying common stock purchase warrants. RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Wayne Bloch, Gary Kaminsky and Peter Lockhart own all of the interests in RHP General Partner. Such entities and individuals disclaim beneficial ownership of the shares of common stock owned by the RHP Master Fund and are not affiliated with a broker-dealer.

(11) Represents (i) 571,428 shares of common stock, and (ii) 714,285 shares of common stock underlying common stock purchase warrants. In accordance with rule 13d-3 under the securities exchange act of 1934, Konrad Ackerman may be deemed a control person of the shares owned by such entity.

(12) Represents (i) 156,191 shares of common stock, and (ii) 195,239 shares of common stock underlying common stock purchase warrants. AJW PARTNERS, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. NEW MILLENNIUM CAPITAL PARTNERS II, LLC is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by New Millennium Capital Partners II, LLC. AJW OFFSHORE, LTD., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Offshore, Ltd. AJW QUALIFIED PARTNERS, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. These selling stockholders are not broker-dealers or affiliates of broker-dealers.

(13) Represents (i) 137,143 shares of common stock, and (ii) 171,429 shares of common stock underlying common stock purchase warrants. See footnote 12 regarding the control person of this entity.

(14) Represents (i) 72,380 shares of common stock, and (ii) 90,476 shares of common stock underlying common stock purchase warrants. See footnote 12 regarding the control person of this entity.

(15) Represents (i) 15,238 shares of common stock, and (ii) 19,047 shares of common stock underlying common stock purchase warrants. See footnote 12 regarding the control person of this entity.

(16) Represents (i) 380,952 shares of common stock, and (ii) 476,190 shares of common stock underlying common stock purchase warrants. In accordance with rule 13d-3 under the securities exchange act of 1934, Josh Silverman may be deemed a control person of the shares owned by such entity.

(17) Represents 357,143 shares of common stock underlying common stock purchase warrants. In accordance with rule 13d-3 under the securities exchange act of 1934, Edwin Mecabe and Tai May Lee, jointly, are control persons of the shares owned by such entity. Edwin Mecabe and Tai May Lee disclaim beneficial ownership of these shares. SRG Capital is affiliated with a broker-dealer, acquired the securities in the ordinary course of business and at the time of purchase did not have any agreement or understanding to distribute the securities.

(18) Represents 833,334 shares of common stock underlying common stock purchase warrants. In accordance with rule 13d-3 under the securities exchange act of 1934, Michael Finkelstein is the control person of the shares owned by such entity and is not affiliated with a broker-dealer.

(19) Represents 357,143 shares of common stock underlying common stock purchase warrants. In accordance with rule 13d-3 under the securities exchange act of 1934, Evan Schemenauer is the control person of the shares owned by such entity and is not affiliated with a broker-dealer.

(20) Represents 476,190 shares of common stock underlying common stock purchase warrants. Bristol Capital Advisors, LLC is the investment manager to Bristol Investment Fund, Ltd. Paul Kessler is the manager of Bristol Capital Advisors, LLC, and as such has voting and investment control over these securities. Mr. Kessler disclaims beneficial ownership of these securities. Bristol Investment Fund, Ltd. is not affiliated with a broker-dealer.

(21) Represents 238,095 shares of common stock underlying common stock purchase warrants. In accordance with rule 13d-3 under the securities exchange act of 1934, Howard Berger may be deemed a control person of the shares owned by such entity.

(22) Represents 75,000 shares of common stock underlying common stock purchase warrants. In accordance with rule 13d-3 under the securities exchange act of

1934, Jeffrey Mann may be deemed a control person of the shares owned by such entity.

(23) Represents 1,262,261 shares of common stock underlying common stock purchase warrants. In accordance with rule 13d-3 under the securities exchange act of 1934, Timothy Wayne McAfee may be deemed a control person of the shares owned by such entity. This entity is a broker-dealer that acquired these securities as compensation in the ordinary course of business and at the time of receipt did not have nay agreements or understanding to distribute the securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.